Exhibit 99.1
Vision-Sciences, Inc. Announces $2.6 Million in Revenue for the First Quarter of Fiscal 2011
31% Sequential Revenue Growth

ORANGEBURG, N.Y., August 11, 2010 – Vision-Sciences, Inc. (Nasdaq:VSCI) today announced results for its first quarter of fiscal 2011, ended June 30, 2010.  For the first quarter of fiscal 2011, revenues were $2.6 million, a decrease of $0.7 million, or 21%, from the first quarter of fiscal 2010, ended June 30, 2009, primarily due to lower sales of ENT (“ear, nose and throat”) fiberscopes to Medtronic.  These same revenues represent an increase of $0.6 million, or 31% sequential growth, compared to the fourth quarter of fiscal 2010, ended March 31, 2010. Loss from operations in the first quarter of fiscal 2011 was $2.4 million compared to $2.5 million in the first quarter of fiscal 2010, a decrease of $0.1 million.

Warren Bielke, our interim Chief Executive Officer, stated “We are pleased with our first quarter results relative to our fourth quarter as it reflects our continued effort with driving top-line revenue growth and improving our margins. Sequential revenue growth of 31% is a good indicator of the progress we are making with selling our endoscopes to teaching hospitals and academic institutions.”

Abbreviated results (in thousands, except for per share data and percentages) for the first quarter of fiscal 2011 and 2010 were as follows:

	Three Months Ended
	June 30,
	2010	2009	Difference	%
Net sales	$2,632	$3,318	$(686)	-21%
Loss from operations	(2,387)	(2,480)	(93)	-4%
Net loss	(2,469)	(2,468)	(1)	0%
Net loss per share - basic and diluted	$(0.07)	$(0.07)	$-	0%

Please refer to the attached balance sheet and statement of operations for more detail.

The decrease in operating loss of $0.1 million in the first quarter of fiscal 2011 was primarily attributable to lower research and development (“R&D”) expenses of $0.2 million. Net loss for the first quarter of fiscal 2011 was flat at $2.5 million, or $0.07 per basic and diluted share, compared to the first quarter of fiscal 2010.

Medical sales decreased 19% to $2.1 million in the first quarter of fiscal 2011 from $2.6 million in the first quarter of fiscal 2010, and industrial sales decreased 28% to $0.5 million from $0.7 million for the same period.  Within medical sales:

•	ENT and TNE (trans-nasal esophagoscopy) sales decreased 63% to $0.4 million from $1.2 million;
•	Urology sales increased 28% to $0.9 million from $0.7 million;
•	Bronchoscopy sales increased 113% to $0.4 million from $0.2 million; and
•	Repairs, peripherals, and accessories sales decreased 33% to $0.3 million from $0.5 million.

Net sales detail (in thousands, except for percentages) for the first quarter of fiscal 2011 and 2010 were as follows:

	Three Months Ended
	June 30,
Market/Category	2010	2009	Difference	%
ENT and TNE	$434	$1,187	$(753)	-63%
Urology	945	738	207	28%
Bronchoscopy	417	196	221	113%
Repairs, peripherals, and accessories	323	484	(161)	-33%
Total medical sales	2,119	2,605	(486)	-19%
Total industrial sales	513	713	(200)	-28%
Net sales	$2,632	$3,318	$(686)	-21%

With respect to ENT and TNE, our sales decrease in the first quarter of fiscal 2011 is primarily due to lower sales of our ENT fiberscopes to Medtronic of approximately $0.6 million, or 85% of the decrease in our ENT and TNE sales. As announced on February 11, 2010, Medtronic no longer serves as the distributor for our ENT endoscopes effective April 1, 2010. Within the ENT area, we manufacture ENT endoscopes and, for the past three years, had sold these scopes exclusively to Medtronic.  Since April 1, 2010, we have sold our ENT endoscopes through our direct sales force in the U.S. and through distributors internationally.

Net sales detail (in thousands, except for percentages) for the first quarter of fiscal 2011 and fourth quarter of 2010 were as follows:

	Three Months Ended
	June 30,	March 31,
Market/Category	2010	2010	Difference	%
ENT and TNE	$434	$131	$303	231%
Urology	945	543	402	74%
Bronchoscopy	417	119	298	250%
Repairs, peripherals, and accessories	323	415	(92)	-22%
Total medical sales	2,119	1,208	911	75%
Total industrial sales	513	796	(283)	-36%
Net sales	$2,632	$2,004	$628	31%

Conference Call

Vision-Sciences will host a conference call to discuss the first quarter of fiscal 2011 results and provide an update on the company on August 12, 2010 at 8:30 am EDT. The dial-in number for the call is 877.303.1595. Please dial in five minutes prior to the call to register. A recording of the call will be available through August 19, 2010. The replay dial-in is 706.645.9291. The replay pass code is 93621742. The call may also be accessed via a live audio webcast available in the investor relations section of Vision-Sciences website at www.visionsciences.com. The audio webcast of the call will be archived and available for replay through the website.

Forward Looking Statements

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On® EndoSheath® Technology, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:	Vision-Sciences, Inc. Katherine Wolf, CFO & EVP, Corporate Development 845-365-0600

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30,	March 31,
	2010	2010
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$2,305	$2,540
Short-term investments	497	447
Accounts receivable, net of allowance for doubtful accounts of $117
and $347, respectively	1,780	1,147
Inventories, net	3,915	4,175
Prepaid expenses and other current assets	309	886
Total current assets	8,806	9,195

Property and equipment, at cost:
Machinery and equipment	3,816	3,584
Furniture and fixtures	225	225
Leasehold improvements	357	357
	4,398	4,166
Less—accumulated depreciation and amortization	2,425	2,237
Total property and equipment, net	1,973	1,929
Other assets, net of accumulated amortization of $85 and $84,
respectively	78	79
Deferred debt cost, net of accumulated amortization of $58
and $31, respectively	356	296
Total assets	$11,213	$11,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$46	$55
Accounts payable	832	867
Accrued expenses	795	984
Accrued compensation	1,047	1,107
Total current liabilities	2,720	3,013
Line of credit—related party	4,500	2,500
Capital lease obligations, net of current portion	51	61
Total liabilities	7,271	5,574

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value—
Authorized—5,000 shares
issued and outstanding—none	-	-
Common stock, $0.01 par value—
Authorized—50,000 shares
issued and outstanding—37,593 shares and 36,856 shares
at June 30, 2010 and March 31, 2010, respectively	376	369
Additional paid-in capital	82,447	81,968
Accumulated deficit	(78,881)	(76,412)
Total stockholders’ equity	3,942	5,925
Total liabilities and stockholders’ equity	$11,213	$11,499

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2010	2009

Net sales	$2,632	$3,318
Cost of sales	1,943	2,530
Gross profit	689	788

Selling, general, and administrative expenses	2,478	2,482
Research and development expenses	598	786
Loss from operations	(2,387)	(2,480)

Interest income	2	50
Interest expense	(55)	-
Debt cost expense	(27)	-
Other, net	1	(28)
Loss before provision for income taxes	(2,466)	(2,458)
Income tax provision	3	10
Net loss	$(2,469)	$(2,468)

Net loss per common share - basic and diluted	$(0.07)	$(0.07)

Shares used in computing net loss
per common share	36,856	36,854